Exhibit 4.2
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of June 1, 2022, as amended, by and among Mineralys Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the investors set forth on Schedule A hereto (each, an “Investor”).
WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Investors’ Rights Agreement dated as of February 16, 2021, by and among the Company and such Existing Investors (the “Prior Agreement”);
WHEREAS, the Existing Investors are holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock or Common Stock issued upon conversion thereof (excluding any shares of Common Stock issued in connection with a Special Mandatory Conversion (as defined in the Prior Agreement)), voting together as a single class on an as-converted basis, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and
WHEREAS, certain of the Investors are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding at least sixty percent (60%) of the outstanding shares of Preferred Stock or Common Stock issued upon conversion thereof (excluding any shares of Common Stock issued in connection with a Special Mandatory Conversion), voting together as a single class on an as-converted basis, and the Company.
NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:
1.    Definitions. For purposes of this Agreement:
1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, investment advisor, officer, director or trustee of such Person, or any venture capital fund, other investment fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
1.2    “Board of Directors” means the board of directors of the Company.
1.3    “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.
1.4    “Common Stock” means shares of the Company’s common stock, $0.0001 par value per share.
1.5    “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business that is competitive to the Company, as determined by the Board of Directors, in good faith; provided, that “Competitor” shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any such Competitor.
1.6    “Co-Sale Agreement” means the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company, the Investors (as defined therein), and the Key Holders (as defined therein), as amended from time to time.
1.7    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.8    “Direct Listing” means the Company’s initial listing of the Common Stock on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten public offering of Common Stock registered under the Securities Act. Any and all mentions of an underwritten offering or underwriters contained herein shall not apply to a Direct Listing.
1.9    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
1.10    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.11    “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
1.12    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.13    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.14    “Fully Diluted Capitalization” means the Company’s fully diluted capitalization (which includes (i) all issued and outstanding shares of Common Stock, (ii) all shares of Common Stock issued or issuable upon conversion of Preferred Stock, (iii) all issued and outstanding Derivative Securities, and (iv)

all shares of Common Stock reserved, but not issued, under the Company’s then existing equity incentive plan(s), stock option plan(s), or similar plan(s)).
1.15    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
1.16    “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.17    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.
1.18    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.19    “IPO” means the Company’s first underwritten public offering of the Common Stock under the Securities Act.
1.20    “Major Investor” means any Investor that holds at least 10,500,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), individually or together with such Investor’s Affiliates.
1.21    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
1.22    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.23    “Preferred Director” has the meaning set forth in the Certificate of Incorporation.
1.24    “Preferred Stock” means, collectively, shares of Series A Preferred Stock and Series B Preferred Stock.
1.25    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 and Section 6.6 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.
1.26    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.27    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.12(b) hereof.
1.28    “SEC” means the Securities and Exchange Commission.
1.29    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.30    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.31    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.32    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.
1.33    “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, $0.0001 par value per share.
1.34    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, $0.0001 par value per share.
1.35    “Series B Preferred Director” has the meaning set forth in the Certificate of Incorporation.
1.36    “SPAC” means a publicly traded special purpose acquisition company, or other similar entity that is a “blank check” company under applicable securities laws.
1.37    “SPAC Transaction” a merger, acquisition or other business combination involving (i) the Company and (ii) a SPAC or its subsidiary.
1.38    “Voting Agreement” means the Company’s Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company and the Stockholders (as defined therein), as amended from time to time.
2.    Registration Rights. The Company covenants and agrees as follows:
2.1    Demand Registration.
(a)    Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO or a SPAC Transaction, the Company receives a request from Holders of sixty percent (60%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding, then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3; provided, however, that this right to request the filing of a Form S-1 registration statement shall in no event be made available to any Holder that is a Foreign Person.
(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $4,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.
(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.
(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b), (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).
2.2    Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration, a registration relating to a demand pursuant to Section 2.1, the IPO, or SPAC Transaction), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.
2.3    Underwriting Requirements.
(a)    If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board of Directors and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the

Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)    For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.
2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000 per registration, of one counsel for the selling Holders selected by Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration, except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.
(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the

Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such

Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.
(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.
2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty percent (60%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Section 6.9.

2.11    “Market Stand-off” Agreement. Each Holder agrees that it will not, without the prior written consent of the managing underwriter (in connection with an IPO), the Company (in connection with a Direct Listing) or the SPAC (in connection with a SPAC Transaction), during the period commencing on the date of the (a) public filing of the registration statement for the IPO or Direct Listing, or (b) the closing of the SPAC Transaction, of shares of Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (for an IPO), the Company (for a Direct Listing) or the Company and the SPAC (for a SPAC Transaction) (such period not to exceed one hundred eighty (180) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (or, in the case of a SPAC Transaction, any shares of the common stock or other share capital of the SPAC or any securities convertible into or exchangeable, directly or indirectly, for such common stock or other share capital) held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, the common stock or share capital of the SPAC or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall only apply to the IPO, Direct Listing or SPAC Transaction, as applicable, and shall not apply to (A) transactions (including, without limitation, any swap, hedge or similar agreement or arrangement) or announcements, in each case, relating to securities acquired in the IPO or securities acquired in open market or other transactions from and after the IPO or that otherwise do not involve or relate to shares of capital stock of the Company owned by a Holder prior to the IPO notwithstanding any voluntary or required filings that may be made in connection therewith under Section 16(a) of the Exchange Act, (B) the transfer of any shares to Affiliates of the Holder, or (C) the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and (C) shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with an IPO, and the SPAC in a SPAC Transaction, are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the Company or the underwriters (in connection with an IPO), the Company (in connection with a Direct Listing), and the Company or the SPAC (in connection with a SPAC Transaction) that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters (if applicable) shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements, subject to customary exceptions.
2.12    Restrictions on Transfer.
(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO or SPAC Transaction, SEC Rule 144, in each case, to be bound by the terms of this Agreement.
(b)    Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.
(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO or SPAC Transaction, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to

SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:
(a)    the closing of a Deemed Liquidation Event (as such term is defined in the Certificate of Incorporation);
(b)    such time after consummation of the IPO or SPAC Transaction as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation, during a three (3)-month period without registration (and without the requirement for the Company to be in compliance with the current public information required under subsection (c)(1) of SEC Rule 144);
(c)    the fifth (5th) anniversary of the IPO or SPAC Transaction.
3.    Information and Observer Rights.
3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor:
(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Board of Directors;
(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;

(d)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company (such budget and business plan that is approved by the Board of Directors (including the vote of a majority of the Preferred Directors then in office, which must include the approval of at least one of the Series B Preferred Directors (the “Requisite Preferred Director Vote”)) is collectively referred to herein as the “Budget”); and
(e)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
3.2    Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3    Board Observer Rights.
(a)    As long as HBM Healthcare Investments (Cayman) Ltd. (“HBM”) qualifies as a Major Investor, then the Company shall invite a representative of HBM to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor.

(b)    As long as Samsara BioCapital, L.P. (“Samsara”) qualifies as a Major Investor, then the Company shall invite a representative of Samsara to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor.
3.4    Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2, and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or SPAC Transaction, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.
3.5    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) to the extent required and upon the advice of outside counsel in connection with any routine or periodic examination or similar process by any U.S. regulatory body or governmental agency, including confidential information obtained from the Company pursuant to the terms of this Agreement or (v) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
4.    Rights to Future Stock Issuances.
4.1    Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that each such Affiliate (x) is not a Competitor, (y) agrees to become a party this Agreement, the Voting Agreement, and the Co-Sale Agreement, as an “Investor” under each such agreement, and (z) agrees to purchase such number of New Securities that are allocated to such Major Investor.

(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, such number of New Securities which equals up to one and a half times (1.5x) such Major Investor’s current fully diluted ownership percentage, which equals (x) the number of shares of Common Stock and the number of shares of Common Stock issued or issuable upon conversion of Preferred Stock then held by such Major Investor, divided by (y) the Fully Diluted Capitalization, as of immediately prior to the initial closing of such issuance of New Securities (the “ROFR Shares”).
(c)    At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all of its allocated ROFR Shares (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to purchase or acquire such Major Investor’s ROFR Shares (the “Over-Allotment Shares”). During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the ROFR Shares, such Over-Allotment Shares. The number of Over-Allotment Shares that may be purchased by each Fully Exercising Investor shall equal (x) the number of shares of Common Stock and the number of shares of Common Stock issued or issuable upon conversion of Preferred Stock then held by such Fully Exercising Investor, divided by (y) the number of shares of Common Stock and the number of shares of Common Stock issued or issuable upon conversion of Preferred Stock then held by all Fully Exercising Investors. The closing of any sale of New Securities and Over-Allotment Shares shall occur within the later of (i) ninety (90) days of the date that the Offer Notice is given and (ii) the date of initial sale of New Securities pursuant to Section 4.1(d).
(d)    If all New Securities and Over-Allotment Shares are not elected to be purchased or acquired as provided in Section 4.1(b) and Section 4.1(c), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b) and Section 4.1(c), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.
(e)    The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO or SPAC Transaction; and (iii) the issuance of shares of Series B Preferred Stock pursuant to the Purchase Agreement.
4.2    Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.
5.    Additional Covenants.
5.1    Insurance. The Company shall use commercially reasonable efforts to maintain from financially sound and reputable insurers Directors and Officers liability insurance, in an amount and on terms and conditions satisfactory to the Board of Directors, including at least one of the Series B Preferred Directors, until such time as the Board of Directors determines that such insurance should be discontinued.

Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as a Preferred Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least $5,000,000, unless otherwise approved by the Board of Directors, including the Requisite Preferred Director Vote.
5.2    Employee Agreements. Unless otherwise approved by the Board of Directors, including the Requisite Preferred Director Vote, the Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement in a form reasonably acceptable to the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board of Directors, including the Requisite Preferred Director Vote.
5.3    Employee Stock. Unless otherwise approved by the Board of Directors, including the Requisite Preferred Director Vote, all future employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. Without the prior approval by the Board of Directors, including the Requisite Preferred Director Vote, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 5.3. In addition, unless otherwise approved by the Board of Directors, including the Requisite Preferred Director Vote, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO or SPAC Transaction and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.
5.4    Matters Requiring Preferred Director Approval. During such time or times as the holders of Preferred Stock are entitled to elect the Preferred Directors and such seats are filled, the Company covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the Requisite Preferred Director Vote:
(a)    make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;
(b)    make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business (including such expenses set forth in Section 5.1);
(c)    guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness, except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;
(d)    make any investment inconsistent with any investment policy approved by the Board of Directors, or adopt any new investment policy or annual budget or the like for the Company;

(e)    incur any aggregate indebtedness in excess of $250,000 that is not already included in the Budget, other than trade credit incurred in the ordinary course of business;
(f)    hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;
(g)    change the principal business of the Company, enter new lines of business, or exit the current line of business;
(h)    adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan (including the Company’s 2020 Equity Incentive Plan) or amend or waive any of the terms of any option or other grant pursuant to any such plan;
(i)    enter into any interested party transaction, which shall include, without limitation, any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person outside of the ordinary course of business;
(j)    sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or
(k)    enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $500,000.
5.5    Board Matters. The Board of Directors shall meet at least quarterly, unless otherwise agreed by the Board of Directors, including the Requisite Preferred Director Vote. The Company shall reimburse the non-employee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each Preferred Director shall be entitled in such person’s discretion to be a member of all committees of the Board of Directors, other than committees created to address conflicts of interest related to such Preferred Director. Each committee of the Board of Directors established from time to time shall include the Preferred Directors designated by Samsara and HBM, which service on such committees may be waived or deferred at the sole discretion of Samsara or HBM, respectively.
5.6    Environmental, Social and Governance Matters.
(a)    The Board of Directors shall appoint one member of the Board of Directors to (1) report on an annual basis to the Board of Directors and the Investors on the Company’s management of any environmental, social and governance (“ESG”) issues and (2) provide the Board and the Investors on an annual basis with a short report (the “ESG Report”) outlining (i) how the Company has managed important ESG issues during the prior year, (ii) what further action needs to be taken, (iii) the ESG improvements achieved by the Company during the prior year and (iv) the Company’s plans for future actions to improve its ESG performance. The Company shall respond to any reasonable additional written requests for information by the Investors on its ESG policies, practices and procedures, and keep the Investors informed of any material developments with respect to the Company’s management of material ESG issues.
(b)    The Company hereby undertakes to always conduct the business of the Company under observance of and in material compliance with all applicable legal provisions (in particular, also as regards environmental protection, competition, product security, data protection and job safety), public permits, authorizations and concessions as well as third party rights. The Company shall, within the scope of the business activities of the Company and within the Company’s knowledge, not grant, promise, demand or accept any illegal advantages or enter into respective arrangements.
(c)    The Company acknowledges that certain of the Investors are signatories of the United Nations Principles of Responsible Investment (UN PRI) and of Initiative Climat International (iCI), and make their investments and monitor their shareholdings in consideration of the environmental, social, corporate and the good corporate governance standards (ESG criteria), such as:
•use of natural resources;
•environmental impact;
•employment;
•social dialogue;
•human resources;
•attention paid to people;
•relationship with suppliers and clients;
•relationship with the region and “stakeholders” in general;
•governance; and
•management.
The Board of Directors and the Company shall undertake to remain within a progress-oriented approach (as such shall be defined by the Board of Directors) in order for the Company and its subsidiaries, if any, to carry out their activities in conditions which reconcile economic interest and corporate social responsibility, to the extent appropriate and consistent with the duties of the Board of Directors.
More specifically, the Board of Directors and the Company shall undertake to pay due attention and to make specific efforts, at first, with respect to the topics which will be mutually defined in writing between the Board of Directors and the Company and the applicable Investors within six (6) months as from the date hereof.
Should no topics be defined as provided for above, the applicable Investors shall be authorized to request that the Company’s ESG Report include a discussion on the concrete actions taken in respect of environmental, social and governance issues. The ESG Report shall be communicated at the latest concomitantly with the approval of the annual financial statements, or shortly thereafter, and shall be communicated to the applicable Investors.
Within the frame of the general information and inspection rights set forth in this Section 5.6, the applicable Investors, at their cost, shall have the right, on an annual basis, to mandate a reputable independent auditing firm for the purpose of conducting due diligence on the Company’s and/or its subsidiaries’ material environmental, social and corporate governance matters. The Company may require any such auditing firm to execute a nondisclosure agreement as a condition of their appointment.
(d)    The Board of Directors and the Company shall take all appropriate steps and measures in order to have the Company and its subsidiaries, if any, running their activities in accordance with the principles of professional ethics, as applicable from time to time, deriving from the European Convention for the Protection of the Human Rights and Fundamental Freedom dated 4 November 1950, and from the prescriptions and recommendations of the International Labour Organization, in particular with respect to the protection of childhood.
The Company will adopt a code of business conduct and ethics (the “Code”) that prohibits any form of discrimination with regard to race, caste, national origin, religion, disability, sex, sexual orientation, union membership, political affiliation or age. The Company’s Code will address the employees of the Company (i) treating other people with respect, irrespective of their origin, ideology, and way of life and duly respect the sanctity and protection of dignity of any individual, and (ii) avoiding harming the environment.
The Company’s Code will address the Company’s business partners, suppliers, subcontractors and service providers, whether domestic or foreign, if applicable, and express the expectation that they make similar commitments.
To the extent applicable, the Board of Directors shall undertake that in the management of the Company and its subsidiaries, if any, they will comply with the applicable principles of professional ethics, and notably (i) they will not use any means which is not strictly consistent with the interest of the Company, and (ii) they will not engage any extravagant expenditure except for expenses made in the interest of the Company or a subsidiary, if any, as the case may be, it being specified that the assessment of whether an expense is extravagant or not will be done in reference with the activity of the Company and its subsidiaries and their past practices.
(e)    Each party hereto purchasing shares of Series B Preferred Stock pursuant to the Purchase Agreement confirms that it complies, as of the date hereof, with any applicable legal and regulatory provisions relating to the fight against money laundering and the fight against financing of terrorism of France, Germany or any other jurisdiction, in each case solely to the extent these provisions are applicable to such party. In particular, each such party confirms that to its knowledge (having made reasonable enquiries):
(i)    the funds paid to the Company for the purchase of shares of Series B Preferred Stock pursuant to the Purchase Agreement do not come from an activity that contravenes applicable laws regarding the fight against money laundering and financing of terrorism regulations and/or any applicable restrictive measures enacted, adopted, administered, imposed or enforced by the United Nations Security Council and/or the competent local authorities of its respective applicable jurisdiction (the “Sanctions Regulations”);
(ii)    beneficial owners in respect of such party, and it or an affiliate, have carried their required customer due diligence on all underlying investors to the extent applicable;
(iii)    it is not aware of any activities on the part of its underlying investors that constitutes money laundering or other criminal conduct; and
(iv)     there is no natural person who is the ultimate beneficial owner of more than 25% of the shares, interests, or voting rights in the respective party.
For purposes of this Section 5.6(e), reliance upon representations received by an applicable party or an affiliate from underlying investors shall be deemed having made reasonable enquiries.
Each applicable party or its respective delegates shall retain, in compliance with its respective applicable legal requirements and its internal compliance program, all documentation required to identify its underlying beneficial owners and which it has obtained for the purposes of its own due diligence.
(f)    The Company certifies that it does not contribute or has not contributed to any operations that contravene any applicable national and international legal and regulatory provisions relating to the fight against money laundering and the fight against financing of terrorism.

The Company and the Board of Directors undertake to inform beforehand the Investors of the planned entry of any new stockholder in the Company (with an indication of his identity and, if it is a legal entity, the identity of its stockholders if known), and to enforce this clause by any new stockholder of the Company. In particular, in any project for the issuance of securities which gives access, immediately or in the future, to a portion of share capital or voting rights of the Company, the Company and the Board of Directors undertake to require that any third party that intervenes in such project comply with all applicable national and international legal and regulatory provisions relating to the fight against money laundering and the fight against financing of terrorism as well as the ethical clause referred to in Section 5.6(d). For the avoidance of doubt, nothing in this Section 5.6(f) shall create any obligations on the part of any Investors.
The parties hereto are informed that certain of the Investors, as well as their management company (société de gestion) and/or their management proxy (délégation de gestion), are subject to the obligations set out in their respective applicable national and international legal and regulatory provisions relating to the fight against money laundering and the fight against financing of terrorism.
(g)    Each party hereto confirms that it complies, as of the date hereof, with any applicable legal and regulatory provisions relating to the fight against corruption and trafficking in influence of France, Germany or any other jurisdiction, in each case solely to the extent these provisions are applicable to such party. In addition, the Company certifies that all the necessary measures will be taken and, in particular, appropriate procedures and codes of conduct will be adopted and implemented to prevent any violation of applicable anti-corruption regulations.
(h)    Neither the Company nor its subsidiaries, if any, and, to its knowledge, any of their respective agents, representatives, managers and employees is (i) targeted by, or subject to, Sanctions Regulations, (ii) located, organized or resident in a country or a territory which is targeted by, or subject to, or whose government is targeted by or subject to, any Sanctions Regulations and/or (iii) involved in activities that would be prohibited by Sanctions Regulations. Any funds paid to the Company shall not be used in a sanctioned country, i.e., North Korea, Cuba, Iran, Sudan, Syria and the territory of Crimea. The foregoing sentence of this Section 5.6(h) shall not be represented and warranted to the extent the representation and warranty of, or compliance with, such statements inevitably result in a violation of, conflict with, or liability under, EU Regulation (EC) 2271/96, Section 7 AWV (each as amended from time to time) or any other similar applicable anti-boycott laws or regulations.
5.7    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.
5.8    Expenses of Counsel. In the event of a transaction that is a Sale of the Company (as defined in the Voting Agreement, the reasonable fees and disbursements, not to exceed $35,000, of one counsel for the Major Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one (1) or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense (or common interest) agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel and the Company’s counsel. In the event that one (1) or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense (or common interest) agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.
5.9    Indemnification Matters. The Company hereby acknowledges that one or more of the Preferred Directors nominated to serve on the Board of Directors by one or more Investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.9 and shall have the right, power and authority to enforce the provisions of this Section 5.9 as though they were a party to this Agreement.
5.10    Right to Conduct Activities. The Company agrees and acknowledges that HBM (together with its Affiliates), Samsara (together with its Affiliates), RA Capital Management, L.P. (together with its Affiliates) and BioDiscovery 6 FPCI (together with its Affiliates) (together, the “VC Investors”) are professional investment organizations, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict the VC Investors from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company, and the Company agrees that, to the extent permitted under applicable law, the VC Investors shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such VC Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such VC Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the VC Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement or otherwise, or (y) any director (including any Preferred Director) or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
5.11    FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.
5.12    Cybersecurity. The Company shall use commercially reasonable efforts to (a) identify and restrict access (including through physical and/or technical controls) to the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”) to those individuals who have a need to access it and (b) maintain reasonable physical, technical and administrative safeguards (“Cybersecurity Solutions”) designed to protect the confidentiality, integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all Protected Data. The Company shall use commercially reasonable efforts to ensure that the Cybersecurity Solutions are up-to-date and include industry-standard protections (e.g., antivirus, endpoint detection and response and threat hunting). The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board of Directors.
5.13    Real Property Holding Corporation. Promptly following (and in any event within ten (10) days after receipt of) written request by an Investor, the Company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the

Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding.
5.14    Side Letters. The Company shall promptly provide or make available to each Major Investor copies of all side letters or other agreements between the Company and any investor in the Company entered into after the date of this Agreement.
5.15    The Company acknowledges that parts of the money to be invested by certain of the Investors is partially funded by (i) European Investment Fund (“EIF”) through the EIFERP facility and the LfA-EIF facility and (ii) Kreditanstalt fuir Wiederaufbau Capital (“KfW”) through the ERP Venture Capital Fondsfinanziering facility. In connection therewith, the Company acknowledges and agrees that each of EIF, KfW, the German Ministry of Economic Affairs (Bundesministerium fur Wirtschaft and Technologie), the German Federal Court of Auditors (Bundesrechnungshof) and any third party authorized by these parties shall have the right to reasonable access to the premises of the Company and to examine all relevant books and documents of the Company. Any out-of-pocket costs incurred by the Company and its subsidiaries (if relevant) in relation to the above shall be borne and paid by the relevant Investor provided that the Company shall bear such costs itself to the extent that EIF, KfW, the German Ministry of Economic Affairs and/or the German Federal Court of Auditors concludes during such visit that the Company is acting in breach of any material laws or binding regulations applicable to it.
5.16    Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.610, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, whichever event occurs first.
6.    Miscellaneous.
6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
6.2    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
6.5    Notices.
(a)    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or the signature pages hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. Notwithstanding any of the foregoing, with respect to HBM, only a nationally recognized courier service (such as FedEx or DHL) shall be used to effectuate the delivery of any notices pursuant to this Section 6.5, and such notice or other communication for purpose of this Agreement shall not be treated as effective or having been given if some other delivery method is utilized; provided, however, that if such notice is being sent internationally, it shall not be deemed defective if such courier does not deliver such notice on the next business day following deposit (provided that such notice shall be deemed delivered on the date of delivery by such courier service), and provided further, that HBM may agree to receive notice in some other manner set forth in this Section 6.5 by written election; and a copy (which shall not constitute notice) shall also be sent to Sidley Austin LLP, 1999 Avenue of the Stars, 17th Floor, Los Angeles, California 90067, Attention: Mehdi Khodadad.
(b)    Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.
6.6    Amendments and Waivers. Except as set forth herein, any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders holding at least sixty-six percent (66%) of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing,
(a)    this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Major Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Major Investors may nonetheless, by agreement with the Company, purchase securities in such transaction);
(b)    Sections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Section 6.6) may be amended, modified, terminated or waived with only the written consent of the Company and the Major Investors holding at least sixty percent (60%) of the outstanding shares of Preferred Stock or Common Stock issued upon conversion thereof then held by all Major Investors;
(c)    Section 3.3(a) and this clause (c) may not be amended, modified or terminated (other than as set forth in Section 3.4) and the observance of any term thereof may not be waived without the prior written consent of HBM, so long as HBM qualifies as a Major Investor; and
(d)    Section 3.3(b) and this clause (d) may not be amended, modified or terminated (other than as set forth in Section 3.4) and the observance of any term thereof may not be waived without the prior written consent of Samsara, so long as Samsara qualifies as a Major Investor.
Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement, without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 6.9. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
6.7    Severability. In case any one (1) or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
6.8    Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
6.10    Entire Agreement. This Agreement (including any Schedules hereto) together with the other Transaction Agreements (as defined in the Purchase Agreement), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.
6.11    Dispute Resolution. The parties (a) irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
6.12    WAIVER OF JURY TRIAL. EACH PARTY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
6.13    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

MINERALYS THERAPEUTICS, INC.

By:	/s/ Jon Congleton
Name:	Jon Congleton
Title:	Chief Executive Officer

Address:	150 N. Radnor Chester Rd, Suite F200 Radnor, PA 19087

Email:	jcongleton@mineralystx.com

With a copy, which shall not constitute notice, to:

Latham & Watkins LLP 12670 High Bluff Dr. San Diego, CA 92130 Attn: Cheston Larson Cheston.larson@lw.com
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

CATALYS PACIFIC FUND, LP

BY: CATALYS PACIFIC FUND GP, LP, ITS GENERAL PARTNER

BY: CATALYS PACIFIC LLC, ITS GENERAL PARTNER

By:	/s/ Brian Taylor Slingsby
Name:	Brian Taylor Slingsby, MD, PhD, MPH
Title:	Managing Partner
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

HBM HEALTHCARE INVESTMENTS (CAYMAN) LTD.

By:	/s/ Jean-Marc Lesieur
Name:	Jean-Marc Lesieur
Title:	Director
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SAMSARA BIOCAPITAL, L.P.
By:	Samsara Bio Capital GP, LLC, General Partner

By:	/s/ Srinivas Akkaraju
Name:	Srinivas Akkaraju
Title:	Managing General Partner
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP
By:	ASP 2016 Direct Management LP its General Partner
By:	ASP 2016 Direct Management LLC its General Partner
By:	Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha P. Gould III
Name:	Elisha P. Gould III
Title:	Partner

ADAMS STREET 2017 DIRECT VENTURE/GROWTH FUND LP
By:	ASP 2017 Direct Management LP its General Partner
By:	ASP 2017 Direct Management LLC its General Partner
By:	Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha P. Gould III
Name:	Elisha P. Gould III
Title:	Partner

ADAMS STREET 2018 DIRECT VENTURE/GROWTH FUND LP
By:	ASP 2018 Direct Management LP its General Partner
By:	ASP 2018 Direct Management LLC its General Partner
By:	Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha P. Gould III
Name:	Elisha P. Gould III
Title:	Partner

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP
By:	ASP 2019 Direct Management LP its General Partner
By:	ASP 2019 Direct Management LLC its General Partner
By:	Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha P. Gould III
Name:	Elisha P. Gould III
Title:	Partner
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP
By:	ASP 2020 Direct Management LP its General Partner
By:	ASP 2020 Direct Management LLC its General Partner
By:	Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha P. Gould III
Name:	Elisha P. Gould III
Title:	Partner

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP
By:	ASP 2021 Direct Management LP its General Partner
By:	ASP 2021 Direct Management LLC its General Partner
By:	Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha P. Gould III
Name:	Elisha P. Gould III
Title:	Partner

ADAMS STREET GROWTH EQUITY FUND VII LP
By:	ASP VG Management VII LP its General Partner
By:	ASP VG Management VII LLC its General Partner
By:	Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha P. Gould III
Name:	Elisha P. Gould III
Title:	Partner
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BIODISCOVERY 6 FPCI

By:	Andera Partners
Its:	management company

By:	/s/ Olivier Litzka
Name:	Olivier Litzka
Title:	Partner
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Healthcare Fund GP, LLC
Its:	General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RA CAPITAL NEXUS FUND III, L.P.

By:	RA Capital Nexus Fund III GP, LLC
Its:	General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RTW MASTER FUND, LTD.

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D
Title:	Director
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RTW INNOVATION MASTER FUND, LTD.

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	Director
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ROCK SPRINGS CAPITAL MASTER FUND LP
By:	Rock Springs General Partner LLC, its General Partner

By:	/s/ Kris Jenner
Name:	Kris Jenner
Title:	Member
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

FOUR PINES MASTER FUND LP
By:	Four Pines General Partner LLC, its General Partner

By:	/s/ Kris Jenner
Name:	Kris Jenner
Title:	Member
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RTW VENTURE FUND LIMITED
By:	RTW Investments, LP, its Investment Manager

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	Director
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

NEW EMERGING MEDICAL OPPORTUNITIES FUND V SCSP
By:	Sectoral Asset Management Inc., its manager

By:	/s/ Michael Sjöström
Name:	Michael Sjöström
Title:	Co-Founder and Partner
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

YSIOS BIOFUND III FCRE
By:	Ysios Capital Partners SGEIC SAU

By:	/s/ Joël Jean-Mairet
Name:	Joël Jean-Mairet
Title:	Duly authorized signatory
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

HEALTHCOR THERAPEUTICS MASTER FUND, LP

By:	/s/ Laurie Hadick
Name:	Laurie Hadick
Title:	Chief Compliance Officer
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BOULDER VENTURES VII, L.P.

By:	/s/ Kyle Lefkoff
Name:	Kyle Lefkoff
Title:	General Partner
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SR ONE CAPITAL FUND II AGGREGATOR, LP
By:	SR One Capital Partners II, LP
Its:	General Partner

By:	SR One Capital Management, LLC
Its:	General Partner

By:	/s/ Simeon J. George
Name:
Title:	Member
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A
INVESTORS
Updated as of: June 1, 2022

Name of Investor	Address and Email for Notices
BioDiscovery 6 FPCI	Andera Partners, 2, place Rio de Janeiro, 75008, Paris, France Attn: Olivier Litzka
RA Capital Healthcare Fund, L.P.	RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel
RA Capital Nexus Fund III, L.P.	RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel
HBM Healthcare Investments (Cayman) Ltd.	Governor Square, Suite #4-212-2 23 Lime Tree Bay Avenue West Bay, Grand Cayman, Cayman Islands
Samsara BioCapital, L.P.	628 Middlefield Road Palo Alto, CA 94301
Catalys Pacific Fund, LP	Shonan iPark, 26-1 Muraoka-Higashi 2-chome Fujisawa, Kanagawa 251-8555
Adams Street 2016 Direct Venture/Growth Fund LP	One North Wacker Drive, Suite 2700 Chicago, Illinois 60606-2823
Adams Street 2017 Direct Venture/Growth Fund LP	One North Wacker Drive, Suite 2700 Chicago, Illinois 60606-2823
Adams Street 2018 Direct Venture/Growth Fund LP	One North Wacker Drive, Suite 2700 Chicago, Illinois 60606-2823
Adams Street 2019 Direct Growth Equity Fund LP	One North Wacker Drive, Suite 2700 Chicago, Illinois 60606-2823
Adams Street 2020 Direct Growth Equity Fund LP	One North Wacker Drive, Suite 2700 Chicago, Illinois 60606-2823
Adams Street 2021 Direct Growth Equity Fund LP	One North Wacker Drive, Suite 2700 Chicago, Illinois 60606-2823

Adams Street Growth Equity Fund VII LP	One North Wacker Drive, Suite 2700 Chicago, Illinois 60606-2823
RHM TLM LLC	940 Roble Ridge Rd, Palo Alto, CA 94306
RTW Master Fund, Ltd.	c/o RTW Investments, LP 40 10th Avenue, Floor 7 New York, NY 10014 Attn: LegalOps; Tony Nguyen
RTW Innovation Master Fund, Ltd.	c/o RTW Investments, LP 40 10thAvenue, Floor 7 New York, NY 10014 Attn: LegalOps; Tony Nguyen
RTW Venture Fund Limited	c/o RTW Investments, LP 40 10thAvenue, Floor 7 New York, NY 10014 Attn: LegalOps; Tony Nguyen
Rock Springs Capital Master Fund LP	650 South Exeter Street Suite 1070 Baltimore, MD 21202 Attention: General Counsel
Four Pines Master Fund LP	650 South Exeter Street Suite 1070 Baltimore, MD 21202 Attention: General Counsel
SR One Capital Fund II Aggregator, LP	985 Old Eagle School Road, Suite 511, Wayne, PA 19087
New Emerging Medical Opportunities Fund V SCSp - Sectoral	c/o Sectoral Asset Management Inc. 1010 Sherbrooke St W suite 1610 Montreal, Quebec H3A 2R7, Canada Attention: Stefan Larson and Francois Beaubien
Ysios Biofund III FCRE	Ysios Capital Partners, S.G.E.I.C., S.A.U. Avenida de la libertad, 25 4floor 20004 San Sebastián (Spain) Attn: Joël Jean-Mairet

Boulder Ventures VII, L.P.	1941 Pearl St. Boulder, Colorado 80302
HealthCor Therapeutics Master Fund, LP	55 Hudson Yards 28th Floor New York NY 10001